Contact:      Janet L. Millbranth
              Investor Relations
Voice:        (520) 670-7163
E-mail:       jmillbranth@artisoft.com


                          Artisoft CEO to Leave Company

               Jerry E. Goldress Elected Chairman; T. Paul Thomas
                               Appointed to Board

         (TUCSON, AZ - September 12, 1997) -- Artisoft, Inc. (Nasdaq: ASFT) today announced that its Chief Executive Officer, William C. Keiper, will leave the company effective September 30, 1997. In addition, Keiper, who has been Chief Executive Officer since June 1993, has resigned as Chairman and as a member of the company's Board of Directors.

         T. Paul Thomas, President and Chief Operating Officer has been appointed as a director to fill the vacancy created by the departure of Mr. Keiper.

         In addition, Jerry E. Goldress, a current member of the company's Board, has been elected Chairman, and will oversee the company's operations. The company does not currently plan to hire a replacement Chief Executive Officer. Goldress, 66, is also Chairman of the Board and Chief Executive Officer of Grisanti, Galef and Goldress, Inc. (GGG), a firm specializing in corporate turnaround management and performance improvement. Since joining GGG in 1973, Goldress has been president of more than 100 manufacturing, distribution and retail organizations. Prior to joining GGG, Mr. Goldress held senior management positions with Raytheon, General Electric and General Motors.

                                    - more -
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Artisoft CEO to Leave Company - Page 2


ABOUT ARTISOFT

Artisoft leads the industry in providing easy-to-use, affordable solutions for growing businesses. Chosen by over five million users worldwide to connect and share computer resources, Artisoft solutions include the award-winning LANtastic(R) networking products; remote communication offerings including CoSession Remote(TM) and Artisoft(R) ModemShare(TM); and Internet products including i.Share(TM) and XtraMail(TM). Dedicated to the development of easy-to-use tools and applications for Windows telephony, Artisoft's computer telephony solutions include Visual Voice(R), Visual Fax(R), and InfoFast(TM).

For more information, contact Artisoft, Inc. at 2202 N. Forbes Blvd., Tucson, AZ 85745, Sales Consultation Center 800/233-5564. Corporate 520/670-7100. Fax 520/670-7101, or visit Artisoft on the Internet at http://www.artisoft.com.

                                      # # #

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are the impact of competitive products and pricing, product demand and market acceptance risks, the presence of competitors with greater financial resources, product development and commercialization risks, costs associated with integration and administration of acquired operations, capacity and supply constraints or difficulties, the results of financing efforts and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.